CONNER & WINTERS
ATTORNEYS AND COUNSELORS AT LAW

Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102-7101
405-272-5711 Fax 405-232-2695

August 20, 2008

LSB Industries, Inc.
16 South Pennsylvania
P.O. Box 754
Oklahoma City, Oklahoma 73101

Re:	LSB Industries, Inc.; Form S-8 Registration Statement; 2008 Incentive Stock Plan; Our File No. 07033-0001

Ladies and Gentlemen:

We are delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) of LSB Industries, Inc., a Delaware corporation (the “Company”), for the registration of 1,000,000 shares of the Company’s common stock, $0.10 par value (the “Common Stock”), to be issued by the Company pursuant to the Company’s 2008 Incentive Stock Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon such corporate records, certificates, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, the following:

(a)	Company’s Amended and Restated Certificate of Incorporation, as amended;

(b)	Company’s Bylaws, as amended;

(c)	the Plan;

(d)	Minutes of the Compensation and Stock Option Committee of the Company, dated May 5, 2008;

(e)	Certificate of Good Standing of the Company issued by the Secretary of State of Delaware on August 20, 2008;

(f)	Consent of Ernst & Young, LLP, dated August 19, 2008; and

(g)	Registration Statement.

LSB Industries, Inc.
August 20, 2008

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies.  We have further assumed that any shares of the Company’s Common Stock to be issued under the Plan will have been issued pursuant to the terms of the Plan and will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such shares.

In reliance upon and based on such examination and review, we are of the opinion that, when the Registration Statement becomes effective pursuant to the rules and regulations of the Commission, the 1,000,000 shares of Common Stock which may be issued pursuant to the Plan will constitute, when purchased and issued pursuant to the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

CONNER & WINTERS, LLP

/s/ Conner & Winters, LLP